Exhibit 99.1

FOR IMMEDIATE RELEASE
Willbros Reports Second Quarter 2011 Results
•	Company posts profitable quarterly results from continuing operations, $0.16 per share

•	Second quarter EBITDA $22.1 million

•	Improved operating performance from first quarter by $29.7 million, led by improvements in Utility T&D and Upstream segments

•	TransCanada dispute settled for $61 million in cash

•	Term loan debt reduced by $43.8 million in second quarter

•	Total backlog at June 30, 2011 increased to $2.4 billion

•	Company to host a conference call on Tuesday, August 2, 2011 at 9:00 a.m. Eastern Time
HOUSTON, TX, AUGUST 1, 2011 — Willbros Group, Inc. (NYSE: WG) announced today financial results for the second quarter 2011. The Company reported net income from continuing operations in the second quarter of $7.8 million, or $0.16 per share, on revenue of $458.3 million, compared to the $40.2 million net loss, or $0.85 per share loss reported for the first quarter 2011. Greater revenues and higher utilization of resources in both the Upstream Oil & Gas and the Utility Transmission & Distribution segments contributed to the improvement in operating results. The Company also paid down an additional $43.8 million of its term loan in the second quarter for a total of $72.5 million in debt reduction for the first six months of 2011. Operating income was negatively impacted by a non-cash charge of $8.2 million associated with the TransCanada settlement. Second quarter results included after tax charges and credits of $2.5 million in fees and charges associated with the prepayment of debt, a $3.3 million gain on the sale of real estate and a $9.8 million non-cash tax adjustment.
Randy Harl, President and Chief Executive Officer, commented, “I am pleased with the substantial operating improvement led by our Utility T&D and Upstream Oil & Gas segments. We delivered on our commitment to return to profitability in the second quarter and we expect strong performance to continue through the third quarter.”
Backlog(3)
At June 30, 2011, Willbros reported higher total backlog from continuing operations of $2.4 billion compared to $2.0 billion at December 31, 2010. Twelve month backlog was roughly flat, despite completing most of the Acadian pipeline project during the quarter. The increase in total backlog was driven by new, longer term Master Service Agreements (“MSA”) and identification of additional work under existing MSA’s. New work awards in the second quarter totaled $735.6 million and the Company expects to increase backlog associated with opportunities for pipeline integrity management services; engineering, construction and EPC services in the U.S. shale plays and conventional basins; construction and maintenance of storage tanks in the United States and Canada; and in electric transmission projects.

WILLBROS	Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	1 of 5 CONTACT: Connie Dever Director Strategic Planning Willbros 713-403-8035

Segment Operating Results
Upstream Oil & Gas
For the second quarter of 2011, the Upstream segment reported operating income of $8.3 million on revenue of $209.2 million. Second quarter operating results exclude the impact of a non-cash charge of $8.2 million associated with the settlement for $61.0 million of a contract dispute with TransCanada. Excluding the TransCanada charge, the Upstream segment operating results improved by $17.9 million as compared to the first quarter 2011 loss of $9.6 million. Our second quarter results were led by the successful performance of the Acadian pipeline construction project and continued growth of our regional offices in the major shale plays and other liquids-rich basins. We also had significant improvement in our engineering and EPC offerings, and continued success in our pipeline integrity management services.
Downstream Oil & Gas
For the second quarter of 2011, the Downstream segment reported an operating loss of $4.0 million on revenue of $61.2 million, flat compared to the first quarter 2011 and improved as compared to the second quarter 2010 loss of $6.4 million. The Downstream segment was successful in securing a cost reimbursable tank project in Canada during the second quarter, demonstrating the Company’s ability to compete for these types of projects in this growing market. In the United States, the Downstream segment continues to be impacted by delayed turnaround spending and uncertain timing of small capital projects by our customers.
Utility T&D
For the second quarter of 2011, the Utility T&D segment reported operating income of $8.9 million on revenue of $187.9 million, compared to a loss of $16.6 million on revenue of $134.5 million in the first quarter 2011. Second quarter operating results benefited from improved performance in every business unit in this segment. In both Texas and Maine, major electric transmission work contributed significantly to this improved performance. We are now seeing the benefits of the cost reduction efforts that have been underway since the first of the year.
Mr. Harl continued, “Market and weather conditions have been improving since the latter part of the first quarter. Our electric transmission construction resources in Maine and Texas have reached a high level of utilization and we expect this level of activity to continue through the third quarter. Our geographic expansion by our Upstream segment to address the shale plays continues to generate quality prospects and our recent successes in the Bakken and Eagle Ford indicate the significant progress we have made on our strategy to deliver services from local presence in the shale plays and other producing basins in the United States. These opportunities coupled with the opportunities presented by expected new pipeline integrity regulations should generate more recurring services and help mitigate the seasonal downturns we historically have experienced in the fourth and first quarters.”

WILLBROS	Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	2 of 5 CONTACT: Connie Dever Director Strategic Planning Willbros 713-403-8035

Liquidity
At June 30, 2011, the Company had $93.6 million of cash and equivalents. The Company utilized $43.8 million in cash to reduce the term loan in the second quarter. The Company’s objective is to achieve a 3.0 to 1.0 (or less) leverage ratio and open up full access to its credit facility. During the second quarter, the Company filed a universal shelf to provide it more flexibility to access public capital markets.
Guidance
Van Welch, Willbros Chief Financial Officer, updated expectations for 2011, “We expect annual revenue to range from $1.5 to $1.7 billion; debt reduction of $50-$100 million by the end of the year; and SG&A to be 7-9 percent of revenue. We also expect to achieve another profitable quarter in the third quarter.
“Our approved capital expenditure budget for 2011 is $29.7 million, but capital spending is expected to be a function of future work commitments and the terms and conditions offered in the equipment rental market.”
Conference Call
In conjunction with this release, Willbros has scheduled a conference call, which will be broadcast live over the Internet, on Tuesday August 2, 2011 at 9:00 a.m. Eastern Time (8:00 a.m. Central).

What:	Willbros Second Quarter Earnings Conference Call
When:	Tuesday, August 2, 2011 — 9:00 a.m. Eastern Time
How:	Live via phone — By dialing 913-312-0648 or 800-753-9057 a few minutes prior to the start time and asking for the Willbros’ call. Or live over the Internet by logging on to the web address below.
Where:	http://www.willbros.com. The webcast can be accessed from the home page.
For those who cannot listen to the live call, a replay will be available through August 16, 2011, and may be accessed by calling 719-457-0820 or 888-203-1112 using pass code 9234035#. Also, an archive of the webcast will be available shortly after the call on www.willbros.com for a period of 12 months.
Willbros Group, Inc. is an independent contractor serving the oil, gas, power, refining and petrochemical industries, providing engineering, construction, turnaround, maintenance, life-cycle extension services and facilities development and operations services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.
This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including the potential for additional investigations; disruptions to the global credit markets; the global economic downturn; fines and penalties by government agencies; new legislation or regulations detrimental to the economic operation of refining capacity in the United States; the identification of one or more other issues that require restatement of one or more prior period financial statements; contract and billing disputes; the integration and operation of InfrastruX; the possible losses arising from the discontinuation of operations and the sale of the Nigeria assets; the existence of material weaknesses in internal controls over financial reporting; availability of quality

WILLBROS	Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	3 of 5 CONTACT: Connie Dever Director Strategic Planning Willbros 713-403-8035

management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s loan agreements and indentures; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand; the amount and location of planned pipelines; poor refinery crack spreads; delay of planned refinery outages and upgrades; the effective tax rate of the different countries where the Company performs work; development trends of the oil, gas, power, refining and petrochemical industries; and changes in the political and economic environment of the countries in which the Company has operations; as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.
TABLE TO FOLLOW
WILLBROS GROUP, INC.
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010
Income Statement
Contract revenue
Upstream O&G	$209,210	$185,742	$353,003	$263,271
Downstream O&G	61,181	61,529	111,696	122,025
Utility T&D	187,945	—	322,523	—

	458,336	247,271	787,222	385,296

Operating expenses
Upstream O&G (exclusive of settlement of project termination)	200,941	160,459	354,362	246,456
Downstream O&G	65,214	67,932	120,360	137,371
Utility T&D	179,082	—	330,276	—
Settlement of project termination	8,236	—	8,236	—
Changes in fair value of earn out liability	—	—	(6,000)	—

	453,473	228,391	807,234	383,827

Operating income (loss)
Upstream O&G (exclusive of settlement of project termination)	8,269	25,283	(1,359)	16,815
Downstream O&G	(4,033)	(6,403)	(8,664)	(15,346)
Utility T&D	8,863	—	(7,753)	—
Settlement of project termination	(8,236)	—	(8,236)	—
Changes in fair value of earn out liability	—	—	6,000	—

Operating income (loss)	4,863	18,880	(20,012)	1,469

Other expense
Interest expense, net	(10,446)	(2,100)	(25,246)	(4,209)
Loss on early extinguishment of debt	(4,124)	—	(4,124)	—
Other, net	3,931	445	4,031	1,356

	(10,639)	(1,655)	(25,339)	(2,853)

Income (loss) from continuing operations before income taxes	(5,776)	17,225	(45,351)	(1,384)
Provision (benefit) for income taxes	(13,841)	6,060	(13,439)	(1,675)

Income (loss) from continuing operations	8,065	11,165	(31,912)	291
Income (loss) from discontinued operations net of provision for income taxes	(11,087)	(2,183)	(16,008)	(4,357)

Net income (loss)	(3,022)	8,982	(47,920)	(4,066)
Less: Income attributable to noncontrolling interest	(311)	(353)	(582)	(609)

Net income (loss) attributable to Willbros Group, Inc.	$(3,333)	$8,629	$(48,502)	$(4,675)

Reconciliation of net income (loss) attributable to Willbros Group, Inc.
Income (loss) from continuing operations	$7,754	$10,812	$(32,494)	$(318)
Income (loss) from discontinued operations	(11,087)	(2,183)	(16,008)	(4,357)
Net income (loss) attributable to Willbros Group, Inc.	$(3,333)	$8,629	$(48,502)	$(4,675)

Basic income (loss) per share attributable to Company shareholders:
Continuing operations	$0.16	$0.28	$(0.69)	$(0.01)
Discontinued operations	(0.23)	(0.06)	(0.34)	(0.11)

	$(0.07)	$0.22	$(1.03)	$(0.12)

Diluted income (loss) per share attributable to Company shareholders:
Continuing operations	$0.16	$0.27	$(0.69)	$(0.01)
Discontinued operations	(0.23)	(0.05)	$(0.34)	(0.11)

	$(0.07)	$0.22	$(1.03)	$(0.12)

WILLBROS	Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	4 of 5 CONTACT: Connie Dever Director Strategic Planning Willbros 713-403-8035

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010
Cash Flow Data
Continuing operations
Cash provided by (used in)
Operating activities	$68,416	$30,226	$40,734	$18,396
Investing activities	2,845	7,581	18,400	2,848
Financing activities	(48,440)	(7,654)	(90,302)	(12,970)
Foreign exchange effects	665	(1,648)	1,691	(805)
Discontinued operations	228	7,920	(8,621)	20,574

Other Data (Continuing Operations)
Weighted average shares outstanding
Basic	47,437	39,018	47,377	38,979
Diluted	47,776	42,352	47,377	38,979
EBITDA(1)	$22,081	$25,879	$15,021	$16,476
Capital expenditures	4,464	2,749	6,343	8,550

Reconciliation of Non-GAAP Financial Measure

EBITDA (1), (2)
Net income (loss) from continuing operations attributable to Willbros Group, Inc.	$7,754	$10,812	$(32,494)	$(318)
Interest — net	10,446	2,100	25,246	4,209
Provision (benefit) for income taxes	(13,841)	6,060	(13,439)	(1,675)
Depreciation and amortization	17,722	6,907	35,708	14,260

EBITDA	22,081	25,879	15,021	16,476

Changes in fair value of contingent earnout liability	—	—	(6,000)	—
DOJ monitor cost	122	(80)	2,603	3,244
Stock based compensation	2,067	2,287	3,468	4,297
Restructuring and reorganization costs	28	794	173	613
Acquisition related costs	136	1,148	179	1,944
(Gains) losses on sales of assets	(3,734)	24	(4,055)	(515)
Noncontrolling interest	311	353	582	609

Adjusted EBITDA (2)	$21,011	$30,405	$11,971	$26,668

	6/30/2011	3/31/2011	12/31/2010
Balance Sheet Data
Cash and cash equivalents	$93,638	$68,249	$134,150
Working capital	175,143	200,735	283,631
Total assets	1,195,143	1,269,043	1,285,802
Total debt	317,883	355,210	387,928
Stockholders’ equity	478,124	480,534	523,540

Backlog Data (3)
Total By Reporting Segment
Upstream O&G	$627,075	$645,263	$547,341
Downstream O&G	105,466	116,561	107,077
Utility T&D	1,660,868	1,509,894	1,383,876

Total Backlog	$2,393,409	$2,271,718	$2,038,294

Total Backlog By Geographic Area
North America	$2,360,598	$2,233,100	$1,988,097
Middle East & North Africa	28,462	37,796	45,728
Other International	4,349	822	4,469

Total Backlog	$2,393,409	$2,271,718	$2,038,294

12 Month Backlog	$948,346	$985,877	$828,582

(1)	EBITDA is earnings before net interest, income taxes and depreciation and amortization and intangible asset impairments. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies. The Company believes EBITDA is a useful measure of evaluating its financial performance because of its focus on the Company’s results from operations before net interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net income is included in the exhibit to this release.

(2)	Adjusted EBITDA is defined as earnings before net interest, income taxes and depreciation and amortization and intangible asset impairments, as adjusted for other items that management considers to be non-recurring, unusual or not indicative of our core operating performance. Management uses Adjusted EBITDA for comparing normalized operating results with corresponding historical periods and with the operational performance of other companies in our industry and presentations made to our analysts, investment banks and other members of the financing community who use this information in order to make investing decisions about us. Most of the adjustments reflected in Adjusted EBITDA are also included in performance metrics under our credit facilities and other financing arrangements. However, Adjusted EBITDA is not a financial measurement recognized under U.S. generally accepted accounting principles. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(3)	Backlog is anticipated contract revenue from projects for which award is either in hand or reasonably assured. Master Service Agreement (“MSA”) backlog is estimated for the remaining term of the contract. MSA backlog is determined based on historical trend inherent in the MSAs, factoring in seasonal demand and projecting customers needs based upon ongoing communications with the customer.

WILLBROS	Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	5 of 5 CONTACT: Connie Dever Director Strategic Planning Willbros 713-403-8035
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